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                                                   Registration No. 33-_________

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             --------------------

                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                             --------------------

                                SERV-TECH, INC.
             (Exact name of registrant as specified in its charter)

                     TEXAS                                     74-1398757
         (State or other jurisdiction                       (I.R.S. Employer
      of incorporation or organization)                     Identification No.)

          5200 CEDAR CREST BOULEVARD
                HOUSTON, TEXAS                                    77087
   (Address of Principal Executive Offices)                     (Zip Code)

    SERV-TECH, INC. AMENDED AND RESTATED 1989 INCENTIVE STOCK OPTION PLAN
                SERV-TECH, INC. 1995 LONG TERM INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT BETWEEN SERV-TECH, INC. AND RICHARD L. DAERR NONQUALIFIED STOCK OPTION AGREEMENT BETWEEN SERV-TECH, INC. AND FRANK A.PERRONE NONQUALIFIED STOCK OPTION AGREEMENT BETWEEN SERV-TECH, INC. AND LARRY A. TALBERT NONQUALIFIED STOCK OPTION AGREEMENT BETWEEN SERV-TECH, INC. AND DAVID P. TUSA NONQUALIFIED STOCK OPTION AGREEMENT BETWEEN SERV-TECH, INC. AND DALE W. WILHELM NONQUALIFIED STOCK OPTION AGREEMENT BETWEEN SERV-TECH, INC. AND JOHN M. SLACK
                               (20,000 SHARES)
NONQUALIFIED STOCK OPTION AGREEMENT BETWEEN SERV-TECH, INC. AND JOHN M. SLACK
                                (8,000 SHARES)
                           (Full title of the plans)

                                FRANK A. PERRONE
                                SERV-TECH, INC.
                           5200 CEDAR CREST BOULEVARD
                              HOUSTON, TEXAS 77087
                    (Name and address of agent for service)

                                 (713) 644-9974
         (Telephone number, including area code, of agent for service)

                             --------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                         PROPOSED            PROPOSED
                                                     AMOUNT              MAXIMUM              MAXIMUM
                                                      TO BE           OFFERING PRICE         AGGREGATE            AMOUNT OF
     TITLE OF SECURITIES TO BE REGISTERED         REGISTERED(1)        PER SHARE(2)      OFFERING PRICE(2)   REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.50 per share  . . .    883,000 shares          $8.875            $6,044,734.38           $2,084.39
====================================================================================================================================

(1) Pursuant to Rule 429, the Prospectus which constitutes part of this Registration Statement also relates to an aggregate of 600,000 shares of Common Stock registered pursuant to Registration Statements on Form S-8 (Registration Nos. 33-33378 and 33-58850), the contents of which are incorporated herein by reference. Pursuant to Rule 457(h), these shares represent the maximum number of shares of Common Stock issuable under the above plans that are covered by this Registration Statement. Pursuant to Rule 416(a), this Registration Statement also relates to an indeterminate number of shares of Common Stock issuable as a result of antidilution provisions of the above plans.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h), based on the option exercise prices of options to acquire 434,750 shares of Common Stock which have been granted under the above plans, and the average of the high and low price reported by the Nasdaq National Market on August 23, 1995 with respect to 448,250 shares of Common Stock as to which options have not been granted as of the date of filing this Registration Statement.

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                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by Serv-Tech, Inc. (the "Company"), are incorporated by reference herein and made a part hereof: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, (b) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995 and June 30, 1995, and (c) the description of the common stock, par value $.50 per share (the "Common Stock"), of the Company as set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (File No. 0-17888) dated July 21, 1989, including any amendment or report filed for the purpose of updating such description.

         All documents filed subsequent to the date hereof by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 2.02-1 of the Texas Business Corporation Act contains detailed provisions for indemnification of directors and officers of Texas corporations against judgments, penalties, fines, settlements and reasonable expenses which may be incurred in connection with any threatened, pending or completed actions, suits or proceedings in which the director or officer is a named defendant or respondent, whether civil, criminal, administrative, arbitrative or investigative, any appeals in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

         Article VI of the Company's Bylaws, as amended, provides for indemnification of present and former directors and officers of the Company to the full extent permitted by Texas law. To the full extent permitted by Texas law, the Company may pay for or reimburse expenses incurred by an indemnified director or officer in advance of any final disposition. In addition, the Company is expressly authorized to purchase insurance on behalf of its directors and officers against any liability arising out of their status as directors and officers.




                                       2





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         Policies of insurance are maintained by the Company under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

         As permitted by Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, Article X of the Company's Restated Articles of Incorporation, as amended, eliminates or limits the personal liability of directors for monetary damages for an act or omission in the director's capacity as a director, except for: (i) a breach of a director's duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of a director is expressly provided for by statute, and (v) an act related to an unlawful stock repurchase or payment of a dividend.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.


     EXHIBIT
      NUMBER                        IDENTIFICATION OF EXHIBITS
      ------                        --------------------------
       *4.1      --   Restated Articles of Incorporation of Serv-Tech, Inc.

       *4.2      --   Bylaws, as amended, of Serv-Tech, Inc.

        5.1      --   Opinion of Frank A. Perrone, Vice President, General Counsel and Secretary of the Company,
                      regarding legality of the Common Stock being issued

       23.1      --   Consent of Frank A. Perrone, Vice President, General Counsel and Secretary of the Company
                      (included in Exhibit 5.1 to this Registration Statement)

       23.2      --   Consent of Coopers & Lybrand L.L.P.

       99.1      --   Serv-Tech, Inc. Amended and Restated 1989 Incentive Stock Option Plan

       99.2      --   Serv-Tech, Inc. 1995 Long Term Incentive Plan

       99.3      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and Richard L. Daerr





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
      99.4      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and Frank A. Perrone

      99.5      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and Larry A. Talbert

      99.6      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and David P. Tusa

      99.7      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and Dale W. Wilhelm

      99.8      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and John M. Slack (20,000 shares)

      99.9      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and John M. Slack (8,000 shares)

_________________
* Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-29594).





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
                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 25, 1995.

                                       SERV-TECH, INC.


                                       By:     /s/ RICHARD L. DAERR
                                           -------------------------------------
                                                   RICHARD L. DAERR
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 25, 1995.

                     SIGNATURE                                                  TITLE
                     ---------                                                  -----
               /s/ RICHARD L. DAERR                        President, Chief Executive Officer and Director
---------------------------------------------------                 (Principal Executive Officer)
                  RICHARD L. DAERR

                 /s/ DAVID P. TUSA                       Senior Vice President -- Finance and Administration
---------------------------------------------------                 (Principal Financial Officer)
                   DAVID P. TUSA

                /s/ DALE W. WILHELM                                      Corporate Controller
---------------------------------------------------                 (Principal Accounting Officer)
                  DALE W. WILHELM

               /s/ ROBERT J. CRESCI                               Chairman of the Board of Directors
---------------------------------------------------
                  ROBERT J. CRESCI

               /s/ MIKE M. MUSTAFOGLU                                          Director
---------------------------------------------------
                 MIKE M. MUSTAFOGLU

                /s/ JOHN B. O'BRIEN                                            Director
---------------------------------------------------
                  JOHN B. O'BRIEN

                /s/ JAMES M. PIETTE                                            Director
---------------------------------------------------
                  JAMES M. PIETTE

               /s/ MICHAEL T. WILLIS                                           Director
---------------------------------------------------
                 MICHAEL T. WILLIS


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
                               INDEX TO EXHIBITS


         EXHIBIT
          NUMBER                                   IDENTIFICATION OF EXHIBITS
          ------                                   --------------------------
           *4.1      --   Restated Articles of Incorporation of Serv-Tech, Inc.

           *4.2      --   Bylaws, as amended, of Serv-Tech, Inc.

            5.1      --   Opinion of Frank A. Perrone, Vice President, General Counsel and Secretary
                          of the Company, regarding legality of the Common Stock being issued

           23.1      --   Consent of Frank A. Perrone, Vice President, General Counsel and Secretary
                          of the Company (included in Exhibit 5.1 to this Registration Statement)

           23.2      --   Consent of Coopers & Lybrand L.L.P.

           99.1      --   Serv-Tech, Inc. Amended and Restated 1989 Incentive Stock Option Plan

           99.2      --   Serv-Tech, Inc. 1995 Long Term Incentive Plan

           99.3      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and Richard L. Daerr

           99.4      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and Frank A. Perrone

           99.5      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and Larry A. Talbert

           99.6      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and David P. Tusa

           99.7      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and Dale W. Wilhelm

           99.8      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and John M. Slack
                          (20,000 shares)

           99.9      --   Nonqualified Stock Option Agreement between Serv-Tech, Inc. and John M. Slack
                          (8,000 shares)

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
* Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-29594).